Amendment No. 1 to
Administrative Services Agreement

Franklin Templeton Services, LLC
Principal Life Insurance Company

THIS AMENDMENT is made by and between Franklin Templeton Services, LLC (the "Fund Administrator") and Principal Life Insurance Company (the "Company").

WHEREAS, The Company and the Fund Administrator have entered into an Administrative Services Agreement, dated as of December 14, 2007, as may be amended from time to time (the "Agreement"), concerning certain administrative services with respect to each series ("Fund" or "Funds") of Franklin Templeton Variable Insurance Products Trust (the "Trust") listed on Schedule B of the Agreement;

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of adding a new Fund and certain new variable life insurance or variable annuity contracts covered by the Agreement.

NOW, THEREFORE, in consideration of past and prospective business relations, the Fund Administrator and the Company hereby amend the Agreement as follows:

1. Schedules A and B of the Agreement are hereby deleted in their entirety and replaced with the Schedules A and B attached hereto respectively.

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed as of September 10, 2009.

FRANKLIN TEMPLETON SERVICES, LLC

By: ______________________
Name: Thomas Regner
Title: Vice President

PRINCIPAL LIFE INSURANCE COMPANY

By: ______________________
Name: Sara Wiener
Title: Director – Product Management

Schedule A

Administrative Services

Maintenance of Books and Records

- Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

- Maintain general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Funds

- Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and to transmit such orders, and payment therefor, to the Funds.

- Coordinate with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

- Purchase Orders

  - Determine net amount available for investment in the Funds.
  - Deposit receipts at the Funds' custodians (generally by wire transfer).
  - Notify the custodians of the estimated amount required to pay dividends or distributions.

- Redemption Orders

  - Determine net amount required for redemptions by the Funds.
  - Notify the custodian and Funds of cash required to meet payments.

- Purchase and redeem shares of the Funds on behalf of the Accounts at the then-current price in accordance with the terms of each Fund's then current prospectus.

- Assistance in enforcing procedures adopted on behalf of the Trust to reduce, discourage, or eliminate market timing transactions in a Fund's shares in order to reduce or eliminate adverse effects on a Fund or its shareholders.

Processing Distributions from the Funds

- Process ordinary dividends and capital gains.

- Reinvest the Funds' distributions.

Reports

- Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses or private offering memorandum, statements of additional information, reports, solicitations for instructions, disclosure statements, sales or promotional materials and any other filings with the Securities and Exchange Commission with respect to the Accounts invested in the Funds, if necessary.

- Periodic information reporting about the Funds to contract owners, including necessary delivery of the Funds' prospectus and annual and semi-annual reports.

Fund-related Contract Owner Services

- Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

- Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

- Provide information regarding performance of the Funds.

- Oversee and assist the solicitation, counting and voting of contract owner pass-through voting interests in the Funds pursuant to Fund proxy statements.

Other Administrative Support

- Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Company and the Funds or the Fund Administrator.

- Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

Schedule B

Administrative Expense Payment

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company	Product Name/ Registration No.	Funds of the Trust (All Class 2 Shares unless otherwise Noted)	Fee Rate	Date of Beginning of Period for Computation of Fee
1.	Principal Life Insurance Company	Benefit Variable Universal Life (BVUL) 333-89446	Franklin Income Securities Fund Franklin Rising Dividends Securities Fund Franklin Small Cap Value Securities Fund Franklin Strategic Income Securities Fund Mutual Global Discovery Securities Fund Mutual Shares Securities Fund Templeton Developing Markets Securities Fund Templeton Foreign Securities Fund Templeton Global Bond Securities Fund	0.10%	11/01/07
			Franklin U.S. Government Fund	0.10%	11/01/09
2.	Principal Life Insurance Company	Benefit Variable Universal Life II (BVUL II) 333-49363	Franklin Income Securities Fund Franklin Rising Dividends Securities Fund Franklin Small Cap Value Securities Fund Franklin Strategic Income Securities Fund Mutual Global Discovery Securities Fund Mutual Shares Securities Fund Templeton Developing Markets Securities Fund Templeton Foreign Securities Fund Templeton Global Bond Securities Fund	0.10%	11/01/07
			Franklin U.S. Government Fund	0.10%	11/01/09
3.	Principal Life Insurance Company	Executive Variable Universal Life (EVUL) 333-81714	Mutual Global Discovery Securities Fund Mutual Shares Securities Fund Franklin Income Securities Fund Franklin Rising Dividends Securities Fund Franklin Strategic Income Securities Fund Franklin Small Cap Value Securities Fund Templeton Developing Markets Securities Fund Templeton Foreign Securities Fund Templeton Global Bond Securities Fund	0.10%	11/01/07
			Franklin U.S. Government Fund	0.10%	11/01/09

#	Company	Product Name/ Registration No.	Funds of the Trust (All Class 2 Shares unless otherwise Noted)	Fee Rate	Date of Beginning of Period for Computation of Fee
4.	Principal Life Insurance Company	Executive Variable Universal Life II (EVULII) 333-149215	Franklin Income Securities Fund Franklin Rising Dividends Securities Fund Franklin Small Cap Value Securities Fund Franklin Strategic Income Securities Fund Mutual Global Discovery Securities Fund Mutual Shares Securities Fund Templeton Developing Markets Securities Fund Templeton Foreign Securities Fund Templeton Global Bond Securities Fund	0.10%	11/01/07
			Franklin U.S. Government Fund	0.10%	11/01/09
5.	Principal Life Insurance Company	Principal Freedom Variable Annuity 333-128079	Templeton Growth Securities Fund	0.10%	11/01/07
6.	Principal Life Insurance Company	Principal Variable Universal Life Income II 333-146896	Franklin Rising Dividends Securities Fund Mutual Shares Securities Fund	0.10%	11/01/07
7.	Principal Life Insurance Company	Investment Plus Variable Annuity 333-116220	Franklin Small Cap Value Securities Fund	0.10%	11/01/09